EXHIBIT 99

Investor News	NYSE: PEG

For further information, contact:

• Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565

• Carlotta Chan, Manager – Investor Relations	Phone: 973-430-6596

May 1, 2015

PSEG ANNOUNCES 2015 FIRST QUARTER RESULTS

$1.15 PER SHARE OF NET INCOME

STRONG OPERATIONS YIELD $1.04 PER SHARE OF OPERATING EARNINGS

Settlement Reached on Sandy-Related Insurance Claims

Company Maintains 2015 Operating Earnings Guidance of $2.75 - $2.95 Per Share

Public Service Enterprise Group (PSEG) reported today Net Income for the first quarter of 2015 of $586 million, or $1.15 per share as compared to Net Income of $386 million, or $0.76 per share, in the first quarter of 2014. Operating Earnings for the first quarter of 2015 were $529 million, or $1.04 per share, compared to Operating Earnings for the first quarter of 2014 of $515 million, or $1.01 per share.

“PSEG performed extremely well in the first quarter” said Ralph Izzo, chairman, president and chief executive officer. He went on to say “PSE&G is delivering on the promise of its expanded distribution and transmission investment program, while the reliable performance of PSEG Power’s generating assets and its gas market expertise during one of the coldest winters on record helped us deliver value for our customers.”

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude gains or losses associated with Nuclear Decommissioning Trust (NDT), Mark-to-Market (MTM) accounting, and other material one-time items. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the first quarter. See Attachment 10 for a complete list of items excluded from Net Income in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

First Quarter Comparative Results

2015 and 2014

	Income		Diluted Earnings
	($millions)		Per Share
	2015	2014	2015	2014
Operating Earnings	$529	$515	$1.04	$1.01
Reconciling Items	57	(129)	0.11	(0.25)

Net Income	$586	$386	$1.15	$0.76

		Avg. Shares	508M	508M

“A key contributor to our success is the dedication of our employees to meeting the needs of customers in a safe, reliable manner. The first quarter results represent a strong start to the year – operationally and financially – and positions 2015 as the third consecutive year of growth in PSEG’s operating earnings. At this time, we are maintaining our forecast of operating earnings for the full year of $2.75 – $2.95 per share,” said Izzo.

The following table outlines expectations for operating earnings in 2015 by subsidiary:

2015 Operating Earnings Guidance

($ millions, except EPS)

2015E
PSE&G	$735 - $775
PSEG Power	$620 - $680
PSEG Enterprise/Other	$40 - $45
PSEG Operating Earnings	$1,395 - $1,500
Earnings Per Share	$2.75 - $2.95

Operating Earnings Review by Subsidiary

See Attachment 5 for detail regarding the quarter-over-quarter reconciliations for each of PSEG’s businesses.

PSE&G

PSE&G reported operating earnings of $242 million ($0.47 per share) for the first quarter of 2015 compared with operating earnings of $214 million ($0.42 per share) for the first quarter of 2014.

PSE&G’s earnings for the first quarter reflect the benefits of the increase in revenue associated with the expansion of its capital program, colder than normal weather and the recovery of storm costs from the settlement of Sandy-related insurance claims.

Returns from PSE&G’s expanded investment in transmission added $0.03 per share to earnings in the quarter. The winter weather, which was significantly colder than normal and colder than a year ago, had a favorable impact on gas volume and demand. The impact of weather on gas usage was offset in the weather-normalization clause and did not impact earnings. Growth in customer demand for gas (normalized for weather) added $0.01 per share to earnings. Earnings comparisons also benefited from a quarter-over-quarter decline in operation and maintenance expense of $0.01 per share. PSE&G’s share of Sandy-related insurance settlement proceeds as well as a decline in storm-related repair costs from high levels experienced in 2014’s first quarter more than offset the impact on O&M from an increase in pension expense.

Economic indicators in the service area are modestly better than a year ago. Employment and housing indicators show signs of slow, but steady improvement. Electric demand has also shown modest improvement. On a weather-normalized basis, electric sales are estimated to have improved by 0.2% in the quarter. The improvement was led by 0.6% growth from the commercial and industrial sector which offset a decline in demand from residential customers. Gas deliveries continue to benefit from sustained low commodity prices and signals of recovery in the economy. Weather-normalized gas deliveries in the quarter grew 0.4% based on a 1% improvement in demand from the residential sector.

PSE&G extended bill credits through April 30, 2015 for its residential gas heating customers. The April bill credit, which cut the average April bill for the typical residential gas customer by about 32%, was an extension of the credits PSE&G provided for residential gas usage for the five months of November 2014 through March 2015.

PSE&G received approval in April 2015 from the NJ Board of Public Utilities (BPU) to increase its investment in energy efficiency. PSE&G will invest an additional $95 million over a three year period at an authorized return on equity of 9.75% on several popular programs that expand energy efficiency initiatives to hospitals, multi-family housing and government and non-profit facilities.

PSE&G’s capital program remains on schedule. PSE&G invested $599 million in the first quarter as part of its planned capital investment for 2015 of $2.6 billion in upgrades to the electric and gas distribution and transmission system.

The forecast of PSE&G’s operating earnings for 2015 remains unchanged at $735 - $775 million. Operating earnings for the full year will be heavily influenced by the recovery of costs associated with higher levels of capital spending.

PSEG Power

PSEG Power reported operating earnings of $278 million ($0.55 per share) for the first quarter of 2015 and adjusted EBITDA of $626 million compared with operating earnings of $293 million ($0.58 per share) for the first quarter of 2014 and adjusted EBITDA of $651 million.

PSEG believes that the non-GAAP financial measure of “Adjusted EBITDA” is useful in evaluating Power’s operating performance because it provides investors with additional information to compare our business performance to other companies and understand performance trends.

Adjusted EBITDA excludes the same items as our Operating Earnings measure as well as income tax expense, interest expense, depreciation and amortization and major maintenance expense at Power’s fossil generation facilities. See Attachment 10 for a complete list of items excluded from Net Income in the determination of Adjusted EBITDA.

PSEG Power’s strong operating results in the first quarter reflect an improved availability of its gas-fired combined cycle fleet, higher prices on its hedged energy output, and the monetization of its gas supply which together helped offset the impact on earnings from a decline in capacity revenue and lower wholesale market prices for energy.

An increase in the average price received on energy hedges coupled with an increase in the percent of energy hedged in the first quarter relative to a year ago fully offset the impact of lower market prices on earnings. The expected decrease in average PJM capacity prices to $168/MW-day from $242/MW-day reduced Power’s quarter-over-quarter earnings by $0.09 per share. An increase in total gas send-out to commercial and industrial customers and strong margins on sales to the off-system market in response to the extreme weather conditions experienced throughout the quarter added $0.04 per share to quarter-over-quarter earnings. The absence of a charge in the prior year for the potential over-collection of revenues improved earnings comparisons by $0.03 per share. An increase in O&M expense reduced quarter-over-quarter earnings by $0.01 per share. An increase in costs associated with early site work at Hope Creek in preparation for its second quarter re-fueling outage and in pension expense more than offset a decline in maintenance expense at the fossil stations.

The flexibility and fuel diversity of Power’s fleet supported strong operations in the cold weather conditions experienced during the first quarter. Output of 14.5 TWh was in line with year-ago levels. The nuclear fleet operated at an average capacity factor of 95%, producing 7.8 TWh of output or 54% of generation, a slight decline from year-ago levels. Production from the combined cycle gas fleet (CCGT) increased to 3.9 TWh of generation, 27% of generation, from 3.4 TWh in the first quarter of 2014. An improvement in availability at Linden following work to increase the station’s capacity, and the availability of Bethlehem (NY) in the quarter, led to increased production from the CCGT fleet. The CCGT fleet’s operation was also aided by its successful use of oil as a back-up supply to maintain operations during critical periods. The coal stations performed in line with the prior period producing 2.5 TWh of energy, 17% of generation, as output from the peaking fleet declined in response to fewer days of extreme weather.

Power is maintaining its forecast of output for 2015 of 55 – 57 TWh, a 1% – 5% increase over 2014’s output of 54.2 TWh. Approximately 70 – 75% of anticipated production for the April – December period is hedged at an average price of $52 per MWh. For 2016, Power has hedged 50% - 55% of its forecast generation of 55 – 57 TWh at an average price of $51 per MWh; for 2017, Power has hedged 25 – 30% of its forecast generation of 55 – 57 TWh at an average price of $52 per MWh. The hedge data for 2015 and 2016 continues to assume volumes hedged under BGS represent 11 – 12 TWh per year.

Power’s operating earnings for 2015 are forecast at $620 - $680 million. The forecast of operating earnings represents adjusted EBITDA for the full year of $1,545 million - $1,645 million. Results for the remainder of the year will be heavily influenced by an increase in the average price of hedged energy and the expected decline in year-over-year capacity revenue.

PSEG Enterprise/Other

PSEG Enterprise/Other reported operating earnings of $9 million ($0.02 per share) for the first quarter of 2015 compared with operating earnings of $8 million ($0.01 per share) operating results for the first quarter of 2014. The difference in operating income is primarily the result of favorable interest and other income.

The forecast of PSEG Enterprise/Other full year operating earnings for 2015 remains $40 million - $45 million.

Sandy Insurance Settlement

PSEG reached a settlement with its insurers of claims for coverage of its Superstorm Sandy-related losses. The settlement provides for recovery of an additional $214 million over the $50 million of proceeds recovered over 2012-2013 for total recovery of $264 million, and the final settlement fully compensates PSEG for spending eligible for insurance recovery on Sandy-related repairs. The results for the first quarter of 2015 reflect the impact of a partial settlement reached with certain insurers for $159 million pre-tax. PSEG Power recorded $133 million in the first quarter for the settlement (but not included in Operating Earnings and Adjusted EBITDA) while PSE&G recorded $26 million. The remaining $54 million of insurance proceeds will be recognized in the second quarter’s financial results.

########

Forward Looking Statement

Certain of the matters discussed in this report about our and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. When used herein, the words “anticipate,” “intend,” “estimate,” “believe,” “expect,” “plan,” “should,” “hypothetical,” “potential,” “forecast,” “project,” variations of such words and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Other factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are discussed in filings we make with the United States Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K and available on our website: http://www.pseg.com. These factors include, but are not limited to:

•	adverse changes in the demand for or the price of the capacity and energy that we sell into wholesale electricity markets,

•	adverse changes in energy industry law, policies and regulation, including market structures and transmission planning,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations and enforcement that could increase our costs or limit our operations,

•	changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to manage our energy obligations, available supply and risks,

•	adverse outcomes of any legal, regulatory or other proceeding, settlement, investigation or claim applicable to us and/or the energy industry,

•	any deterioration in our credit quality or the credit quality of our counterparties,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve, or continue to sustain, our expected levels of operating performance,

•	any equipment failures, accidents, severe weather events or other incidents that impact our ability to provide safe and reliable service to our customers, and any inability to obtain sufficient insurance coverage or recover proceeds of insurance with respect to such events,

•	acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses,

•	increases in competition in energy supply markets as well as for transmission projects,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in funding requirements,

•	changes in technology, such as distributed generation and micro grids, and greater reliance on these technologies, and

•	changes in customer behaviors, including increases in energy efficiency, net-metering and demand response.

All of the forward-looking statements made in this report are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or even if realized, will have the expected consequences to, or effects on, us or our business prospects, financial condition or results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this report apply only as of the date of this report. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if internal estimates change, unless otherwise required by applicable securities laws. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Earnings Results ($ Millions)
PSE&G	$242	$214
PSEG Power	278	293
PSEG Enterprise/Other	9	8

Operating Earnings	$529	$515

Reconciling Items(a)	57	(129)

Net Income	$586	$386

Fully Diluted Average Shares Outstanding (in Millions)	508	508

Per Share Results (Diluted)
PSE&G	$0.47	$0.42
PSEG Power	0.55	0.58
PSEG Enterprise/Other	0.02	0.01

Operating Earnings	$1.04	$1.01

Reconciling Items(a)	0.11	(0.25)

Net Income	$1.15	$0.76

(a)	See Attachment 10 for details of items excluded from Net Income to compute Operating Earnings.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Three Months Ended March 31, 2015

	PSEG	PSEG Enterprise/ Other (a)	PSE&G	PSEG Power
OPERATING REVENUES	$3,135	$(592)	$2,002	$1,725
OPERATING EXPENSES
Energy Costs	1,094	(691)	892	893
Operation and Maintenance	663	79	412	172
Depreciation and Amortization	330	7	247	76

Total Operating Expenses	2,087	(605)	1,551	1,141

OPERATING INCOME	1,048	13	451	584
Income from Equity Method Investments	3	—	—	3
Other Income and (Deductions)	36	1	17	18
Other Than Temporary Impairments	(5)	—	—	(5)
Interest Expense	(98)	2	(69)	(31)

INCOME BEFORE INCOME TAXES	984	16	399	569
Income Tax Benefit (Expense)	(398)	(7)	(157)	(234)

NET INCOME	$586	$9	$242	$335

OPERATING EARNINGS	$529	$9	$242	$278
Reconciling Items Excluded from Net Income (b)	57	—	—	57

NET INCOME	$586	$9	$242	$335

	Three Months Ended March 31, 2014

	PSEG	PSEG Enterprise/ Other (a)	PSE&G	PSEG Power
OPERATING REVENUES	$3,223	$(622)	$2,145	$1,700
OPERATING EXPENSES
Energy Costs	1,356	(733)	1,045	1,044
Operation and Maintenance	856	92	462	302
Depreciation and Amortization	306	7	227	72

Total Operating Expenses	2,518	(634)	1,734	1,418

OPERATING INCOME	705	12	411	282
Income from Equity Method Investments	4	—	—	4
Other Income and (Deductions)	36	(1)	14	23
Other Than Temporary Impairments	(2)	—	—	(2)
Interest Expense	(97)	3	(68)	(32)

INCOME BEFORE INCOME TAXES	646	14	357	275
Income Tax Benefit (Expense)	(260)	(6)	(143)	(111)

NET INCOME	$386	$8	$214	$164

OPERATING EARNINGS	$515	$8	$214	$293
Reconciling Items Excluded from Net Income (b)	(129)	—	—	(129)

NET INCOME	$386	$8	$214	$164

(a)	Includes activities at Energy Holdings, PSEG Long Island and the Parent as well as intercompany eliminations.
(b)	See Attachment 10 for details of items excluded from Net Income to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	March 31, 2015	December 31, 2014
DEBT
Long-Term Debt	$8,867	$8,869
Securitization Debt	201	259
Project Level, Non-Recourse Debt	16	16

Total Debt	9,084	9,144
STOCKHOLDERS’ EQUITY
Common Stock	4,873	4,876
Treasury Stock	(662)	(635)
Retained Earnings	8,616	8,227
Accumulated Other Comprehensive Loss	(270)	(283)

Total Common Stockholders’ Equity	12,557	12,185
Noncontrolling Interests-Equity Investments	1	1

Total Equity	12,558	12,186

Total Capitalization	$21,642	$21,330

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$586	$386
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	1,093	730

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,679	1,116

NET CASH USED IN INVESTING ACTIVITIES	(779)	(629)

NET CASH USED IN FINANCING ACTIVITIES	(294)	(325)

Net Change in Cash and Cash Equivalents	606	162
Cash and Cash Equivalents at Beginning of Period	402	493

Cash and Cash Equivalents at End of Period	$1,008	$655

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

March 31, 2015 vs. March 31, 2014

(Unaudited)

Attachment 6

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

March 31, 2015

Electric Sales and Revenues

Sales (millions kWh)	Three Months Ended	Change vs. 2014
Residential	3,347	1.1%
Commercial & Industrial	6,935	0.9%
Street Lighting	96	5.1%
Interdepartmental	3	-1.4%

Total	10,381	1.0%

Revenue (in millions)
Residential	$515	0.8%
Commercial & Industrial	467	-3.9%
Street Lighting	18	4.7%
Other Operating Revenues*	157	25.4%

Total	$1,157	1.6%

Weather Data	Three Months Ended	Change vs. 2014
THI Hours—Actual	0	0.0%
THI Hours—Normal	29

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 7

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

March 31, 2015

Gas Sold and Transported

Sales (millions therms)*	Three Months Ended	Change vs. 2014
Firm Sales
Residential Sales	876	5.7%
Commercial & Industrial	542	5.0%

Total Firm Sales	1,418	5.4%

Non-Firm Sales
Commercial & Industrial	452	-17.8%

Total Non-Firm Sales	452

Total Sales	1,870	-1.3%

Revenue ($ millions)
Residential Sales—Firm	$131	-50.6%
Commercial & Industrial—Firm Sales	156	-10.4%
Non-Firm Sales	12	-20.3%
Other Operating Revenues**	44	-0.5%

Total	$343	-31.2%

Gas Transported	$502	-1.1%

Weather Data	Three Months Ended	Change vs. 2014
Degree Days—Actual	3,138	5.7%
Degree Days—Normal	2,509

*	CSG rate included in non-firm sales
**	Primarily Appliance Service.

Attachment 8

PSEG POWER LLC

Generation Measures*

(Unaudited)

	GWhr Breakdown
	Three Months Ended March 31,

	2015	2014
Nuclear—NJ	5,339	5,527
Nuclear—PA	2,493	2,522

Total Nuclear	7,832	8,049
Fossil—Coal/Natural Gas—NJ**	423	532
Fossil—Coal—PA	1,516	1,381
Fossil—Coal—CT	590	628

Total Coal	2,529	2,541
Fossil—Oil & Natural Gas—NJ	3,482	3,168
Fossil—Oil & Natural Gas—NY	603	567
Fossil—Oil & Natural Gas—CT	92	240

Total Oil & Natural Gas	4,177	3,975

	14,538	14,565

	% Generation by Fuel Type
	Three Months Ended March 31,

	2015	2014
Nuclear—NJ	37%	38%
Nuclear—PA	17%	17%

Total Nuclear	54%	55%
Fossil—Coal/Natural Gas—NJ**	3%	4%
Fossil—Coal—PA	10%	9%
Fossil—Coal—CT	4%	4%

Total Coal	17%	17%
Fossil—Oil & Natural Gas—NJ	24%	22%
Fossil—Oil & Natural Gas—NY	4%	4%
Fossil—Oil & Natural Gas—CT	1%	2%

Total Oil & Natural Gas	29%	28%

	100%	100%

*	Excludes Solar and Kalaeloa
**	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three months ended March 31, 2015 and 2014. Also includes natural gas fuel switching intervals.

Attachment 9

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	Three Months Ended March 31,

	2015	2014
Weighted Average Common Shares Outstanding (millions)
Basic	506	506
Diluted	508	508
Stock Price at End of Period	$41.92	$38.14
Dividends Paid per Share of Common Stock	$0.39	$0.37
Dividend Payout Ratio*	55.9%	54.0%
Dividend Yield	3.7%	3.9%
Price/Earnings Ratio*	15.0	13.9
Rate of Return on Average Common Equity*	11.7%	12.3%
Book Value per Common Share	$24.83	$23.32
Market Price as a Percent of Book Value	169%	164%
Total Shareholder Return	2.2%	20.3%

*	Calculation based on Operating Earnings for the 12 month period ended.

Attachment 10

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidated Operating Earnings Reconciliation

Reconciling Items, net of tax	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
	($ Millions, Unaudited)
Operating Earnings	$529	$515	$1,400	$1,309
Gain (Loss) on Nuclear Decommissioning Trust (NDT) Fund Related Activity (PSEG Power)	2	9	68	40
Gain (Loss) on Mark-to-Market (MTM)(a) (PSEG Power)	(20)	(132)	66	(74)
Storm O&M, net of insurance recoveries (PSEG Power)	75	(6)	(16)	(32)

Net Income	$586	$386	$1,518	$1,243

Fully Diluted Average Shares Outstanding (in Millions)	508	508	508	508

	($ Per Share Impact—Diluted, Unaudited)
Operating Earnings	$1.04	$1.01	$2.76	$2.58
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	—	0.02	0.13	0.08
Gain (Loss) on MTM(a) (PSEG Power)	(0.04)	(0.26)	0.13	(0.14)
Storm O&M, net of insurance recoveries (PSEG Power)	0.15	(0.01)	(0.03)	(0.07)

Net Income	$1.15	$0.76	$2.99	$2.45

(a)	Includes the financial impact from positions with forward delivery months.

PSEG Power Adjusted EBITDA Reconcilation

Reconciling Items	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014
	($ Millions, Unaudited)
Adjusted EBITDA	$626	$651	$1,584
Fossil Major Maintenance, pre-tax	(49)	(58)	(144)
Depreciation and Amortization, pre-tax (b)	(77)	(73)	(291)
Interest Expense, pre-tax (b)	(31)	(31)	(120)
Income Taxes (b)	(191)	(196)	(387)

Operating Earnings	$278	$293	$642
Gain (Loss) on NDT Fund Related Activity, pre-tax	7	19	138
Gain (Loss) on MTM, pre-tax (a)	(34)	(223)	111
Storm O&M, net of insurance recoveries, pre-tax	127	(10)	(27)
Income Taxes related to Operating Earnings reconciling items	(43)	85	(104)

Net Income	$335	$164	$760

(a)	Includes the financial impact from positions with forward delivery months.
(b)	Excludes amounts related to Operating Earnings reconciling items